FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                          CASSELBERRY-OXFORD ASSOCIATES
                               LIMITED PARTNERSHIP

                           DBA REFLECTIONS APARTMENTS

                        (A MARYLAND LIMITED PARTNERSHIP)

                                December 31, 1997

                                 C O N T E N T S

                                                                      PAGE

INDEPENDENT AUDITORS' REPORT                                             3

FINANCIAL STATEMENTS

  BALANCE SHEET                                                          4

  STATEMENTS OF OPERATIONS                                               5

  STATEMENT OF PARTNERS' DEFICIT                                         6

  STATEMENT OF CASH FLOWS                                                7

  NOTES TO FINANCIAL STATEMENTS                                          8

                   [REZNICK FEDDER & SILVERMAN -- LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT


To the Partners
Casselberry-Oxford Associates Limited Partnership

     We have audited the accompanying balance sheet of Casselberry-Oxford Associates Limited Partnership as of December 31, 1997, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casselberry-Oxford Associates Limited Partnership as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                        /s/  REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
January 23, 1998

                Casselberry-Oxford Associates Limited Partnership

                                  BALANCE SHEET

                                December 31, 1997

                                     ASSETS

INVESTMENT IN PROPERTY AND EQUIPMENT
  Property and equipment                                                            $ 6,699,514

OTHER ASSETS
  Cash and cash equivalents                                                             164,794
  Tenant receivables                                                                      4,295
  Other accounts receivable                                                               4,215
  Due from Oxford                                                                        19,116
  Tenant security deposits - funded                                                      58,327
  Prepaid expenses                                                                       10,000
  Mortgage escrow deposits                                                               80,137
  Capital expenditure reserve                                                            92,520
  Reserve for replacements                                                                  507
  Unamortized costs                                                                     367,281
                                                                                    -----------
                                                                                    $ 7,500,706
                                                                                    ===========

                        LIABILITIES AND PARTNERS DEFICIT

LIABILITIES APPLICABLE TO INVESTMENT IN PROPERTY AND EQUIPMENT
  Mortgage note payable                                                             $10,700,000
  Accrued interest payable                                                               82,925
                                                                                    -----------
                                                                                     10,782,925
OTHER LIABILITIES
  Accounts payable                                                                       46,068
  Tenant security deposits                                                               54,945
  Deferred rental revenue                                                                26,002
  Working capital advances                                                                3,234
  Accrued investor services fee                                                           7,000
  Working capital loan (includes accrued interest
          of $173,358 )                                                                 992,458
  Operating expense loan (includes accrued interest
          of $67,280 )                                                                1,233,909
  Loan payable                                                                          347,177
  Deferred management fees                                                              148,460
  Subordinated management fees                                                           67,468
  Subordinated loan payable                                                             153,843
                                                                                    -----------
                                                                                     13,863,489
PARTNERS DEFICIT
  Capital contributions                                           $  5,835,310
  Less: Nonamortizable costs                                           439,499
                                                                  ------------
                                                                     5,395,811
  Cumulative cash distributions                                       (324,745)
  Cumulative losses                                                (11,433,849)      (6,362,783)
                                                                  ------------      -----------
                                                                                    $ 7,500,706
                                                                                    ===========

                  The acccompanying notes are an integral part of this statement

                Casselberry-Oxford Associates Limited Partnership

                             STATEMENT OF OPERATIONS

                          Year ended December 31, 1997

Gross potential rental revenue                                       $2,323,217
Less vacancies and allowances                                           125,896
                                                                     ----------
      Net rental revenue                                              2,197,321
Interest income                                                          14,689
Other income                                                            110,619
                                                                     ----------
      Total operating revenue                                         2,322,629

Operating expenses
  Renting                                           $ 29,725
  Administrative                                     250,010
  Maintenance and operating                          384,854
  Utilities                                          175,099
  Taxes                                              210,112
  Insurance                                           78,613          1,128,413
                                                    --------
Mortgage interest                                    979,050
Interest on advances and loans                        75,000
Depreciation                                         229,652
Amortization                                          46,034
Financing fees                                        25,009
Investor services fees                                 8,654
Other partnership expenses                             9,469          1,372,868
                                                    --------         ----------
      Total expenses                                                  2,501,281
                                                                     ----------
      Net loss                                                       $ (178.652)
                                                                     ==========

                   The accompanying notes are an integral part of this statement

                            Gross             Less                Net          Cumulative
                           Capital        Nonamortizable        Capital           Cash           Cumulative        Partners'
                        Contributions         Costs          Contributions    Distributions        Losses           Deficit
                         ----------         ---------         ----------         --------       ------------      -----------
Partners' deficit
  1/1/97                 $5,835,310         $(439,499)        $5,395,811         (324,745)      $(11,255,197)     $(6,184,131)

Net loss                         --                --                 --               --           (178,652)        (178,652)
                         ----------         ---------         ----------         --------       ------------      -----------
Partners' deficit
   12/31/97              $5,835,310         $(439,499)        $5,395,811         (324,745)      $(11,433,849)     $(6,362,783)
                         ==========         =========         ==========         ========       ============      ===========

                   The accompanying notes are an integral part of this statement

                Casselberry-Oxford Associates Limited Partnership

                             STATEMENT OF CASH FLOWS

                          Year ended December 31, 1997

Cash flows from operating activities
  Net loss                                                            $(178,652)
  Adjustments to reconcile net loss to net cash
  provided by operating activities
    Depreciation                                                        229,652
    Amortization                                                         46,034
    Changes in asset and liability accounts
    (Increase) decrease in assets
      Tenant receivables                                                 (1,882)
      Other accounts receivable                                          (4,079)
      Mortgage escrow deposits
      Debt service escrow                                                29,108
      Tenant security deposits - net                                       (675)
    Increase (decrease) in liabilities
      Accounts payable                                                  (75,815)
      Accrued interest - working capital loan                            75,000
      Deferred rental revenue                                            15,952
                                                                      ---------
          Net cash provided by operating activities                     139,739
                                                                      ---------

Cash flows from investing activities
  Net disbursements from reserve for replacements                        16,825
                                                                      ---------
          Net cash provided by investing activities                      16,825
                                                                      ---------

      NET INCREASE IN CASH AND CASH EQUIVALENTS                         156,564

Cash and cash equivalents, beginning                                      8,230
                                                                      ---------
Cash and cash equivalents, end                                        $ 164,794
                                                                      =========

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                              $ 979,050
                                                                      =========

                   The accompanying notes are an integral part of this statement

                Casselberry-Oxford Associates Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1997


NOTE 1 - ORGANIZATION

     Casselberry-Oxford Associates Limited Partnership, a Maryland limited partnership, was formed January 1, 1983 to acquire an interest in real property located in Casselberry, Florida and to construct and operate a 336 unit rental housing community known as Reflections Apartments. The partnership will continue to operate until December 31, 2036, unless dissolved earlier in accordance with the partnership agreement. The partnership has entered into an agreement, which governs the rental, sale, and conversion of the units with the Orange County Housing Finance Authority of the State of Florida, and Suntrust Bank, Central Florida, National Association. The agreement provides for, among other things, the rental of at least 20% of the units to tenants whose income does not exceed 80% of the median area income. This restriction is necessary in order for the partnership to comply with the provisions of the Internal Revenue Code governing preservation of the tax exempt status of the bonds issued by the Orange County Housing Finance Authority.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the financial statements follows.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

     Cash Equivalents

     The partnership invests substantially all of its available cash in the operating bank account in an overnight investment in commercial paper which is considered to be a cash equivalent. At December 31, 1997, $163,780 was invested.

     Depreciation

     Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis for financial reporting purposes. Accelerated lives and methods are used for income tax purposes.

                Casselberry-Oxford Associates Limited Partnership

                                December 31, 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Unamortized Costs

     Permanent financing costs are being amortized on the straight-line method over the term of the mortgage.

     Nonamortizable Costs

     The partnership has determined that nonamortizable costs of $439,499, attributable to the issuing and marketing of limited partnership interests, are a direct reduction of capital.

     Income Taxes

     No provision or benefit for income taxes has been included in these financial statements since the taxable income or loss passes through to, and is reportable by, the partners on their respective income tax returns.

NOTE 3 - RELATED PARTY TRANSACTIONS

     The general partners of the partnership are OAMCO VII, L.L.C. and Leo E. Zickler.

     The general partners are officers and/or affiliates of Oxford Development Corporation (Oxford), Oxford Holding Corporation (OHC), Oxford Realty Financial Group, Inc. (ORFG), or Apartment Investment and Management Company (AIMCO)

     The following items were paid or are payable to Oxford, OHC, ORFG, AIMCO or their affiliates from operating revenues or distributable net cash flow.

     Property Management Fee

     The partnership has entered into an agreement with NHP Management Company, an affiliate of AIMCO, to provide property management services to the partnership. The fee for such services is equal to 3.36% of gross collections which was $77,704 in 1997. The agreement expires December 31, 1998, at which time it can be automatically renewed for one year periods, subject to certain limitations.

     Deferral of Fees

     In prior years, NHP Management Company was required to defer a portion of the property management fees. At December 31, 1997 the cumulative amount deferred was $45,287 and is included in deferred management fees. Additionally, Oxford Management Company, Inc. (OMC), the former property management agent, had also deferred management fees of $ 87,745 in prior years.

     These deferred fees are payable without interest from distributable net cash flow (note 7) or from the proceeds of sale or refinancing, after certain priorities.

                Casselberry-Oxford Associates Limited Partnership

                                December 31, 1997


NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)

     Subordination of Fees

     In 1987, OMC agreed to subordinate $67,468 of its management fees. This amount is repayable to OMC, without interest, from distributable net cash flow (note 7) or proceeds of sale or refinancing of the project, after certain priorities.

     Accounting and Data Processing Fee

     NHP Management Company receives an accounting and data processing fee of $1.49 per unit per month. A fee of $ 6,015 was paid in 1997.

     Administrative Fee

     NHP Management Company receives an annual fee of $895 for preparation of workpapers and account analyses for the audit firm.

     Incentive Management Fee

     The general partners and/or their affiliates receive an incentive management fee payable from distributable net cash flow after certain priorities (note 7). No fee was earned in 1997.

     Capital Improvement Consulting, Oversight, and Administrative (CICOA) Fee

     NHP Management Company earns a fee for its services in special planning and oversight in connection with capital improvements made to the rental property. The fee is 7.46% of the actual costs of certain capital improvements, subject to certain limitations, and is payable to NHP Management Company from operating revenue. The fee earned in 1997 was $3,239.

     Cash Management Fee

     NHP Management Company receives a cash management fee for managing and investing partnership funds. The fee is 1.12% of the average monthly investment portfolio (computed on an annualized basis) managed by NHP Management Company. The fee earned by NHP Management Company in 1997 was $976 and was offset against interest income.

     Asset Management Fees

     The partnership has entered into an Asset Management Agreement with ORFG to provide certain supervisory and asset management services to the partnership, which previously had been provided by the former property management agent, Oxford Management Company, Inc. (OMC), but are not provided by NHP Management Company, including overseeing the property manager. A portion of the fee earned for such services in 1997 was $29,957, representing an amount equal to 34.1% of all the above-referenced fees payable to NHP Management Company, and is currently payable as an operating expense.

     In prior years, ORFG was required to defer a portion of this fee. As of December 31, 1997, the cumulative amount deferred was $15,428 and is included in deferred management fees.

                Casselberry-Oxford Associates Limited Partnership

                                December 31, 1997


NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)

     Additionally under this agreement, ORFG earns a fee equal to 1% of the gross receipts ("supplemental fee"). The supplemental fee is deferred and is payable from distributable net cash flow (note 7). Any unpaid supplemental fee will bear interest at 2% per annum over the prime rate as charged by Citibank (8.5% at December 31, 1997). No supplemental fee was expensed in 1997.

     Management estimates that projected future cash flow will not be sufficient to pay the supplemental fee. Consequently, the partnership has ceased accrual of this fee. If, in the future, the partnership determines that projected cash flow is sufficient to pay this fee, the partnership will accrue any prior year's fees and interest thereon at that time.

     Investor Services Fee

     An investor services fee is payable annually on a cumulative basis to ORFG for its services in preparing necessary reports for the investor limited partners and in communicating with them concerning the partnership's affairs. The fee may be increased by the same percentage as the average percentage increase in the project's rent. A fee of $8,654 was expensed and paid in 1997.

     Prior to January 1, 1994, Oxford Equities Corporation (OEC) was the servicer of this information. The balance due OEC at December 31, 1997 was $7,000.

     Due from Oxford

     When OMC provided property management services to the partnership, the employees of the partnership were paid through a common paymaster, Oxford Realty Services Corporation (ORSC). The partnership had a deposit with ORSC of $19,116 which represented approximately the amount advanced by ORSC to fund payroll before being reimbursed by the partnership. This deposit will be refunded by ORSC in accordance with the Payroll Reimbursement Agreement.

     The following loans have been made to the partnership by Oxford or its affiliates.

     Working Capital Advances

     Oxford has provided non-interest bearing working capital advances, which are repayable from first available distributable cash flow. As of December 31, 1997, the balance due Oxford was $3,234.

     Working Capital Loan

     Oxford has provided working capital loans to the partnership. Repayment of this loan is subordinated to certain priority returns to the Preferred ILPs (note 7), with the unpaid balance accruing interest at a simple rate equal to 10% per annum. Interest of $75,000 was expensed in 1997. As of December 31, 1997, the amount due Oxford was $992,458 which includes accrued interest of $173,358.

                Casselberry-Oxford Associates Limited Partnership

                                December 31, 1997


NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)

     Operating Expense Loan

     Pursuant to a loan and incentive fee agreement between OMC and the partnership, OMC has agreed to provide an operating expense loan. OMC has advanced $1,233,909 as of December 31, 1997 which includes accrued interest of $67,280. Pursuant to an earlier agreement no additional interest will be charged. The loan is repayable from distributable net cash flow (note 7) or proceeds of the sale or refinancing of the project, after certain priorities. OMC is not required to make additional operating expense loans as the term of this obligation has expired.

     Subordinated Loan Payable

     During 1988, a collateral security account funded by Oxford, in the amount of $153,843 was drawn to pay mortgage interest of the partnership. This amount is repayable to Oxford, without interest, upon sale or refinancing of the project, after certain priorities.

     Amounts outstanding on the above notes and loans at the time of sale or refinancing of the project or the dissolution of the partnership are payable from the proceeds of such sale, refinancing or partnership liquidation.

NOTE 4 - PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation, and at December 31, 1997 consisted of the following:

          Land                                                $   700,000
          Buildings                                             9,173,606
          Building equipment                                    1,598,578
                                                              -----------
                                                               11,472,184
          Less accumulated depreciation                         4,772,670
                                                              -----------
                                                              $ 6,699,514
                                                              ===========

NOTE 5 - MORTGAGE NOTE PAYABLE

     The mortgage note payable in the amount of $10,700,000, was financed by the 1995 Series Tax Exempt Refunding Bonds issued by Orange County Housing Finance Authority. Debt service payments on the mortgage loan are made directly to the sole bond holder, American Tax-Exempt Bond Trust. The mortgage loan provides for: (a) maturity on December 22, 2005; (b) an interest rate equal to 9% per annum; (c) monthly payments of interest only and quarterly interest payments equal to 25% of net cash flow after a priority payment to the partnership equal to 3.7% of total operating income for the period; and (d) establishment of a capital expenditure reserve with an initial deposit at closing of $200,000 and, monthly deposits into a replacement reserve equal to $8,400 per month for the first 24 months and $7,000, per month, thereafter.

     The liability of the partnership is limited to the property and equipment collateralizing the mortgage note and certain other amounts deposited with the mortgage lender.

                Casselberry-Oxford Associates Limited Partnership

                                December 31, 1997


NOTE 6 - LOAN PAYABLE

     In 1989, the partnership received a loan from Merrill Lynch, Hubbard, Inc., to cover certain costs of refinancing a previous mortgage loan. The loan is repayable, without interest, from the proceeds of the sale or refinancing of the project, after certain priorities. As of December 31, 1997, the loan balance was $347,177.

NOTE 7 - PARTNERS' CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS

     Partners' capital contributions are as follows:

          General and Special Limited
            Partners                                                $      260
          Investor Limited Partners                                  4,750,050
          Preferred Limited Partners                                 1,085,000
                                                                    ----------
                                                                    $5,835,310
                                                                    ==========

     Distributable net cash flow at December 31, 1997 is as follows:

     Cash and cash equivalents                                      $  164,794
     Tenant security deposits - funded                                  58,327
                                                                    ----------
                                                                       223,121
     Less:  Accounts payable                        $ 46,068
            Tenant security deposits                  54,945
            Deferred rental revenue                   26,002
            Accrued interest payable                  82,925
            Working capital advances                   3,234           213,174
                                                    --------        ----------
           Distributable net cash flow                              $    9,947
                                                                    ==========

     The general partners have the right to reserve for contingencies and future replacements in amounts determined adequate for such purposes at any time.

     Distributable net cash flow, when available, is payable as follows:

     (a) To the preferred limited partners, payment of an $87,000 cumulative, annual preferred return beginning in 1996 (The balance due under this priority is $174,000);

     (b) To payment of any unpaid investor services fees;

     (c) To ORFG, payment of any unpaid supplemental fee charged to the partnership beginning in 1996 and any accrued interest thereon;

                Casselberry-Oxford Associates Limited Partnership

                                December 31, 1997


NOTE 7 - PARTNERS' CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS (Continued)

     (d) To Oxford, all unpaid interest of 10%, simple interest, on Oxford working capital loan in the original amount of $815,000 made in 1995;

     (e) From 50% of remaining distributable net cash flow, repayment of outstanding principal on the Oxford working capital loan in the original amount of $815,000;

     (f) To the preferred limited partners, an amount equal to a cumulative, compounded return of 15% per year on the preferred capital contributions ($1,762,821 as of December 31, 1997 less prior distributions to preferred limited partners);

     (g) To the preferred limited partners, an amount equal to the preferred capital contributions;

     (h) To ORSC and ORFG, payment of the 1992 - 1995 supplemental fees from up to 50% of distributable cash flow;

     (i) To OMC, NHP Management Company and ORFG, in payment of any deferred property management fees;

     (j) To the investor limited partners, up to $380,000 in accordance with their partnership interests;

     (k) To the special limited and general partners, up to $20,000 in accordance with their partnership interests;

     (l)  To OMC, the payment of 1987 subordinated property management fee;

     (m) To the payment of any operating expense loans, including interest thereon;

     (n) The next $126,667, shall be distributed on a non-cumulative basis, as follows: 25% to the general and special limited partners and 75% to the investor limited partners;

     (o) The remaining amount will be distributed 40% to the general partners and/or their affiliates as an incentive management fee, 50% to the investor limited partners, and 10% to the special limited and general partners.

     Pursuant to the partnership agreement, the Preferred Limited Partners will receive a priority distribution from the net proceeds of any sale, refinancing or partnership liquidation.

                          INDEPENDENT AUDITORS' REPORT

                 COMPLIANCE WITH LAND USE RESTRICTION AGREEMENT

                          CASSELBERRY-OXFORD ASSOCIATES
                               LIMITED PARTNERSHIP

                                December 31, 1997

                   [REZNICK FEDDER & SILVERMAN -- LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


To the Partners
Casselberry-Oxford Associates Limited Partnership

     We have audited, in accordance with generally accepted auditing standards, the balance sheet of Casselberry-Oxford Associates Limited Partnership as of December 31, 1997, and the related statements of operations, partners' deficit and cash flows for the year then ended, and have issued our report thereon dated January 23, 1998.

     In connection with our audit, nothing came to our attention that caused us to believe that the partnership failed to comply with the terms, covenants, provisions or conditions of the Regulatory Agreement with the Orange County Housing Finance Authority of the State of Florida and Suntrust Bank, Central Florida National Association regarding Section 103(b)(4)(A) of the 1954 Internal Revenue Code insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

     This report is intended solely for the information and use of management of the partnership, the Orange County Housing Finance Authority of the State of Florida and Suntrust Bank, Central Florida National Association and should not be used for any other purpose.


                                        /s/  REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
January 23, 1998